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                                                                    EXHIBIT 99.8




                               MEI HOLDINGS, L.P.
                             c/o THE HAMPSTEAD GROUP
                              Texas Commerce Tower
                                2200 Ross Avenue
                                  Suite 4200-W
                               Dallas, Texas 75201

                                                        October __, 1998

Nomura Asset Capital Corporation
Two World Financial Center, Building B
New York, New York 10281


                               RE: TERM EXTENSION


Ladies and Gentlemen:

                  We refer to that certain Loan Agreement in the amount of $10,000,000, dated as of June 5, 1997, between MEI Holdings, L.P. ("MEI"), as borrower, and Nomura Asset Capital Corporation, ("Lender"), as lender, as amended by that certain Letter Agreement dated as of June 27, 1997, as amended by that certain Letter Agreement dated as of March 30, 1998, as further amended and restated by that certain Amended and Restated Loan Agreement dated as of May 8, 1998 whereby the amount was increased to $20,000,000 (the "Loan Agreement"). Unless otherwise indicated, capitalized terms herein shall have the meaning ascribed to them in the Loan Agreement.

                  This letter shall serve to modify the Loan Agreement in the following manner:

                  1. The definition for Stated Maturity" is deleted in its entirety and replaced with the following: "Stated Maturity" shall mean January 20, 1999.


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                  2. Section 2.1.1(a) is deleted in its entirety and replaced with the following:

                  (a) THE LOAN. From and including the Closing Date to but not including the Termination Date (the "FINANCING PERIOD"), subject to and upon the terms and conditions set forth herein, Lender hereby agrees to lend to Borrower the original principal amount of up to $21,034,759 (the "MAXIMUM LOAN AMOUNT").

                  If there shall be any inconsistencies between the terms, covenants, conditions and provisions set forth in the Loan Agreement and the terms, covenant, conditions and provisions set forth in this Letter, then the terms, covenants, conditions and provisions of this Letter shall prevail. Whenever possible, the provisions of this Letter shall be deemed supplemental to and not in derogation of the terms of the Loan Agreement and any documents relating thereof.

                  MEI hereby confirms and ratifies all of the terms and provisions of the Loan Agreement as amended by this Letter. Except as expressly amended hereby, all of the terms of the Loan Agreement shall remain in full force and effect.

                  This agreement may be executed in any number of separate counterparts, each of which shall, collectively and separately, constitute one agreement.



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                  Please indicate your acceptance of the terms of this letter agreement by signing in the space provided below.

                                   Very truly yours,

                                   MEI HOLDINGS, L.P., a Delaware limited
                                   partnership

                                   By:  MEI GENPAR, L.P.
                                        its general partner


                                        By:  HH GenPar Partners,
                                             its general partner


                                             By:   Hampstead Associates, Inc.,
                                                   a managing general partner


                                             By:
                                                  -----------------------------
                                                   Name:
                                                   Title:


ACCEPTED AND AGREED TO:

NOMURA ASSET CAPITAL CORPORATION

By:
       ----------------------------
       Name:
       Title:



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